EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REGARDING UNAUDITED INTERIM

FINANCIAL INFORMATION

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

Board of Directors and Shareholder

Boeing Capital Corporation

Seattle, Washington

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Boeing Capital Corporation and subsidiaries for the three-month and nine-month periods ended September 30, 2004 and 2003, as indicated in our report dated October 27, 2004 (which report included an explanatory paragraph regarding a discontinued operation); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated by reference in Registration Statement Numbers. 333-55846 and 333-83208 of Boeing Capital Corporation on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ Deloitte & Touche LLP

Seattle, Washington
October 27, 2004